Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE ENTERS INTO AGREEMENT
TO SELL TREASURE ISLAND TO PHIL RUFFIN
Las Vegas, Nevada, December 15, 2008 — MGM MIRAGE (NYSE: MGM) and Ruffin Acquisition, LLC today announced that they have entered into an agreement whereby MGM MIRAGE, through its wholly-owned subsidiary The Mirage Casino-Hotel, will sell Treasure Island Hotel & Casino (“TI”) to Ruffin Acquisition, LLC for $775 million. Ruffin Acquisition, LLC is wholly owned by Phil Ruffin.
The purchase price is to be paid at closing as follows: $500 million in cash and $275 million in secured notes bearing interest at 10%, with $100 million payable not later than 175 days after closing and $175 million payable not later than 24 months after closing. The notes, to be issued by Ruffin Acquisition, LLC, will be secured by the assets of TI and will be senior to any other financing.
The transaction is subject to customary closing conditions contained in the purchase agreement, including receipt of necessary regulatory and governmental approvals. The parties expect the transaction to close by the end of the second quarter of 2009. MGM MIRAGE expects to report a substantial gain on the sale.
MGM MIRAGE acquired TI as part of the merger between MGM Grand, Inc. and Mirage Resorts, Incorporated in May 2000.
“We are extremely proud of the accomplishments of Treasure Island’s employees and management team in making it one of the must-see properties in Las Vegas,” said James J. Murren, Chairman and Chief Executive Officer of MGM MIRAGE. “We are pleased to have been able to work with Phil Ruffin, a known and trusted community partner. This transaction creates value to our stakeholders through significantly increased liquidity and enhanced financial flexibility.”
TI is located on the Las Vegas Strip and features 2,885 guest rooms and suites, approximately 90,000 square feet of gaming space, several fine and casual dining outlets, The Sirens of TI – the iconic pirate battle attraction, and Mystére, the first permanent production in Las Vegas by Cirque du Soleil.
“We are very excited to be in a position to acquire such a stellar property in Treasure Island,” said Mr. Ruffin. “The property is in pristine condition, ideally located in the heart of the Strip and benefits from a wonderful team of outstanding employees. We are financially positioned to close on this transaction once all of the necessary approvals have been received,” Mr. Ruffin noted.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
DAN D’ARRIGO	ALAN M. FELDMAN
EVP & Chief Financial Officer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6947
afeldman@mirage.com
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM